As filed with the Securities and Exchange Commission on May 26, 2005
Registration No. 333

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

TRIQUINT SEMICONDUCTOR, INC.

(Exact name of registrant as specified in its charter)

Delaware

95-3654013

(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

2300 NE Brookwood Parkway

 Hillsboro, Oregon  97124

(Address of Principal Executive Offices) (Zip Code)

1998 Employee Stock Purchase Plan

(Full title of the plan)

RALPH QUINSEY
President and Chief Executive Officer
TriQuint Semiconductor, Inc.
2300 NE Brookwood Parkway
Hillsboro, Oregon 97124
(503) 615-9000
(Name and address of agent for service)
(Telephone number, including area code, of agent for service)

Copies to:

ROBERT P. LATTA, ESQ.

KATHERINE STEPHENS, ESQ.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Palo Mill Road

Palo Alto, California 94304

(650) 493-9300

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, $0.001 par value, to be issued under the 1998 Employee Stock Purchase Plan (1)	2,116,969 shares	$2.76675	(2)	$5,857,123.98	$689.38

(1)          Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the 1998 Employee Stock Purchase Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction affected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

(2)          Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee based upon the average of the high and low prices of the Common Stock of $3.26 as reported on the Nasdaq National Market on May 20, 2005. The exercise price of $2.76675 per share, computed in accordance with Rule 457(h) pursuant to the 1998 Employee Stock Purchase Plan, is 85% of the lesser of the price of a share of Common Stock of the Registrant on the first day of the offering period or the last date of the purchase period.

The contents of the Registrant’s Form S-8 Registration Statements (Registration Statement Nos. 333-66707, 333-39732, 333-61582, 333-89242, 333-105701 and 333-115809) filed with the Commission on November 3, 1998, June 20, 2000, May 24, 2001, May 28, 2002, May 30, 2003 and May 24, 2004, respectively, are incorporated herein by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed by TriQuint Semiconductor, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “SEC”) are incorporated by reference into this Registration Statement:

(i)            The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the SEC on March 15, 2005;

(ii)                                  All other reports filed pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report referred to in (i) above;

(iii)                               The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-B, filed with the SEC on February 18, 1997 pursuant to Section 12(b) of the Exchange Act and any amendment or report filed for the purpose of updating such description; and

(xii)                             The description of the Registrant’s Preferred Share Rights Agreement contained in the Registrant’s Registration Statement on Form 8-A, filed July 24, 1998, including any amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of the filing of such reports and documents.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Subject to the foregoing, all information appearing in this Registration Statement is so qualified in its entirety by the information appearing in the documents incorporated by reference.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

The Registrant’s Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemption as provided in section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

The Registrant’s Bylaws provide that the Registrant shall indemnify its directors and officers and may indemnify its employees and other agents to the fullest extent permitted by law. The Registrant believes that indemnification under its Bylaws covers at least negligence and gross negligence on the part of indemnified parties. The Registrant’s Bylaws also permit the Registrant to secure insurance on behalf of any officer, director, and employee or other agents for any liability arising out of his or her actions in such capacity, regardless of whether the Registrant would have the power to indemnify him or her against such liability under the General Corporation Law of Delaware. The Registrant currently has secured such insurance on behalf of its officers, directors and certain employees.

The Registrant has entered into agreements to indemnify its directors, officers and certain employees, in addition to indemnification provided for in the Registrant’s Bylaws. Subject to certain conditions, these agreements, among other things, indemnify the Registrant’s directors, officers and certain employees for certain expenses (including attorney’s fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Registrant, arising out of such person’s services as a director, officer or employee of the Registrant, any subsidiary of the Registrant or any other company or enterprise to which the person provides services at the request of the Registrant.

Item 7.  Exemption From Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit Number	Description of Exhibit
4.2	1998 Employee Stock Purchase Plan (1)

5.1	Opinion of counsel as to legality of securities being registered

23.1	Consent of Counsel (contained in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm

24.1	Power of Attorney (see page 6)

 (1)       Incorporated by reference to exhibits filed with the Registrant’s Registration Statement on Form S-8 (No. 333-61582) on May 24, 2001.

Item 9.    Undertakings.

A.           The undersigned registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the “Securities Act”), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.             The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.             Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the Delaware General Corporation Law, the Articles of Incorporation of the registrant, the Bylaws of the registrant, indemnification agreements entered into between the registrant and its officers and directors or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, TriQuint Semiconductor, Inc., a corporation organized and existing under the laws of the State of Delaware, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hillsboro, State of Oregon, on this 26th day of May, 2005.

TRIQUINT SEMICONDUCTOR, INC.
By:	/s/ RALPH G. QUINSEY
Ralph G. Quinsey President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ralph Quinsey and Raymond A. Link, jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ RALPH G. QUINSEY	President and Chief Executive Officer	May 26, 2005
Ralph G. Quinsey	(Principal Executive Officer)

/s/ RAYMOND A. LINK	Vice President, Finance and Administration,	May 26, 2005
Raymond A. Link	Chief Financial Officer and Secretary
(Principal Financial and Accounting Officer)

/s/ STEVEN J. SHARP	Chairman of the Board	May 26, 2005
Steven J. Sharp

/s/ PAUL A. GARY	Director	May 26, 2005
Paul A. Gary

/s/ CHARLES SCOTT GIBSON	Director	May 26, 2005
Charles Scott Gibson

/s/ WALDEN C. RHINES	Director	May 26, 2005
Walden C. Rhines

/s/ EDWARD F. TUCK	Director	May 26, 2005
Edward F. Tuck

/s/ WILLIS C. YOUNG	Director	May 26, 2005
Willis C. Young

TRIQUINT SEMICONDUCTOR, INC.

REGISTRATION STATEMENT ON FORM S-8

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit
4.2	1998 Employee Stock Purchase Plan (1)

5.1	Opinion of counsel as to legality of securities being registered

23.1	Consent of Counsel (contained in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm

24.1	Power of Attorney (see page 6)

(1)          Incorporated by reference to exhibits filed with the Registrant’s Registration Statement on Form S-8 (No. 333-61582) on May 24, 2001.